UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2006

LAUREATE EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-22844	52-1492296
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1001 Fleet Street, Baltimore, Maryland 21202

(Address of principal executive offices)  (ZIP Code)

Registrant’s telephone number, including area code: (410) 843-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1  -  Registrant’s Business and Operations

Item 1.01.       Entry Into a Material Definitive Agreement.

On August 16, 2006, subsidiaries of Laureate Education, Inc. (the “Company”) entered into a binding agreement to purchase the remaining 20% of the share capital of Desarrollo del Conocimiento S.A. (“Decon”) and Desarrollo de la Educacion Superior S.A. (“Desup”) that they did not previously own. Decon and Desup control the Company’s Chilean businesses, including a subsidiary in Ecuador.

The purchase price of approximately $161 million is payable in cash no later than October 14, 2006. In addition to the final 20% share capital in Decon and Desup, this amount includes the remaining balances payable by the Company as contingent earnouts with respect to the Company’s previous purchases of share capital of Decon. Following the closing, the Company will have no further monetary obligations with respect to the purchase of the capital stock of Decon and Desup. The transaction is subject to the execution of mutually acceptable definitive documents and other conditions.

Item 2.03 is incorporated herein by reference.

Section 2  -  Financial Information

Item 2.03.                            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 16, 2006, the Company and Iniciativas Culturales de Espana, SL, a wholly-owned subsidiary of the Company (“ETVE” and, together with the Company, the “Borrowers”), entered into a $250 million Credit Agreement (the “Agreement”) with JPMorgan Chase Bank, National Association (“JPMorgan Chase”) and certain other parties thereto.

The Agreement expires on August 16, 2011 and is comprised of two sub-facilities:  a U.S. sub-facility for $150 million and a Spanish sub-facility for $100 million. The Agreement has a swingline loan feature of up to $10 million and an expansion feature for an aggregate principal amount of up to $100 million. The proceeds of the initial borrowings under the Agreement were used to refinance outstanding indebtedness under the Company’s existing credit agreement dated as of October 26, 2005 with Bank of America, National Association, which has been terminated. The proceeds of subsequent borrowings under the Agreement will be used for general corporate purposes, including acquisitions and the transaction in Item 1.01 above.

The Agreement provides that all borrowings under the U.S. sub-facility will be denominated in U.S. Dollars. Borrowings under the Spanish sub-facility may be denominated in U.S. Dollars or foreign currency. Borrowings will bear interest (a) in the case of U.S. Dollar-denominated loans, at the Borrower’s option, at either (i) the applicable LIBOR rate or (ii) the higher of JPMorgan’s prime rate or the Federal Funds effective rate (the “Alternate Base Rate”), plus, in the case of both (i) and (ii), a margin that will vary according to the Company’s net leverage ratio; (b) in the case of loans denominated in foreign currency, at the applicable LIBOR rate plus a margin that will vary according to the Company’s net leverage ratio; and (c) in the case of swingline loans, at the Alternate Base Rate.

The Agreement contains affirmative and negative covenants, including covenants related to maintenance of the Company’s net leverage ratio and interest expense coverage ratio and covenants restricting indebtedness, liens, investments, asset transfers and distributions. The obligations of the Borrowers under the Agreement will be guaranteed by certain of the Company’s subsidiaries, and, in the case of the Spanish sub-facility, by the Company. The obligations of the Borrowers under the Agreement will be secured by a pledge of certain equity interests and other assets of the Company and its subsidiaries.

Section 9 – Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit	Description

10.01

Five Year Credit Agreement dated as of August 16, 2006, among Laureate Education, Inc., Iniciativas Culturales DeEspana, SL, The Lenders Party Hereto, J.P.Morgan Chase Bank, N.A., as Facility Agent and J.P.Morgan Europe Limited, as London Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAUREATE EDUCATION, INC.

	By:	/s/ Rosemarie Mecca
	Name:	Rosemarie Mecca
	Title:	Executive Vice President and
Chief Financial Officer

Date: August 22, 2006